UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Kratos Defense & Security Solutions, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 12, 2007

Dear Stockholder:

This letter accompanies the Proxy Statement for our Annual Meeting to be held at 10:00 a.m. on November 14, 2007, at the San Diego offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA, 92130. We hope you will be able to attend the meeting in person.

On September 5, 2007, our Board of Directors voted to change our name from Wireless Facilities, Inc. to Kratos Government Services, Inc. The name change became effective on September 12, 2007 and was necessary due to the sale of the rights to the name of Wireless Facilities, Inc. along with the assets of our Deployment division as more fully described in the accompanying Annual Report on Form 10-K. The Board believes that Kratos Defense & Security Solutions more closely reflects our new focus on the many opportunities in the federal government military and secure systems integration markets where we have competitive strengths and several differentiated services. The name ‘Kratos’ is derived from Greek mythology and means god of strength and power, and we believe this name is very fitting for our revised business. This new name also reflects our vision and commitment as an industry leader in the areas we serve, leveraging our intellectual and technical strengths to provide our customers with the very best in professional services and solutions.

At our Annual Meeting, our stockholders will be asked to elect five directors to our Board of Directors and to ratify the Board’s selection of Grant Thornton LLP as our independent auditors.

Following the formal Annual Meeting, we will also present a report on our operations and activities and management will be pleased to answer your questions about Kratos and our business.

The Notice of Meeting and Proxy Statement accompanying this letter describe the matters that our stockholders will vote at the upcoming Annual Meeting, and we urge you to read these materials carefully.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO SIGN AND RETURN YOUR PROXY CARD(S) OR DELIVER YOUR PROXY INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE SO WE CAN BE SURE OF A QUORUM TO VOTE ON THESE PROPOSALS FOR STOCKHOLDER ACTION. If you do attend the meeting in person, you may revoke your proxy and vote in person at the Annual Meeting if you so desire.

Sincerely,

Eric M. DeMarco
President and Chief Executive Officer

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
4810 EASTGATE MALL
SAN DIEGO, CA 92121
(858) 812-7300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON November 14, 2007

To the Stockholders of Kratos Defense & Security Solutions, Inc. (formerly known as Wireless Facilities, Inc.):

The Annual Meeting of Stockholders of Kratos Defense & Security Solutions, Inc., will be held on Wednesday, November 14, 2007 at 10:00 a.m. local time at the San Diego offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA, 92130, for the following purposes:

1.                 To elect five directors for one-year terms or until their successors are elected and duly qualified.

2.                 To ratify the selection of Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2007.

3.                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Our Board of Directors has fixed the close of business on September 21, 2007, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, for ten days prior to the meeting during ordinary business hours at our principal offices located at 4810 Eastgate Mall, San Diego, California, 92121.

By order of the Board of Directors

James R. Edwards
Senior Vice President, General Counsel and Secretary

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT

For Annual Meeting of Stockholders to be held on November 14, 2007

The enclosed proxy is solicited on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”), of Kratos Defense & Security Solutions, Inc. (formerly known as Wireless Facilities, Inc.) to be held on November 14, 2007, at 10:00 a.m. local time or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

The Annual Meeting will be held at the San Diego offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA, 92130.

We intend to mail this proxy statement and accompanying proxy card on or about October 12, 2007 to all stockholders entitled to vote at the Annual Meeting.

All references to us, we, our, the Company and Kratos refer to Kratos Defense & Security Solutions Inc., a Delaware corporation, and its subsidiaries.

Solicitation and Revocation of Proxy

Our Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or if no designation is made, they will vote the proxies in the following manner:

(1)         FOR each proposal; and

(2)         In their best judgment with respect to any other matter that may properly come to a vote at the Annual Meeting.

The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.

If you give a proxy, you may revoke it at any time before its use, either:

(1)         by revoking it in person at the Annual Meeting;

(2)         by writing, delivered to our Corporate Secretary at 4810 Eastgate Mall, San Diego, California, 92121 before the proxy is used; or

(3)         by a later dated proxy card delivered to us at the above noted address before the proxy is used.

Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot; that will revoke a proxy as to the matter on which the ballot is cast.

Record Date

Only stockholders of record as of the close of business on September 21, 2007 (the official record date) will be entitled to notice of and to vote at the Annual Meeting or at any subsequent meeting due to an adjournment of the original meeting. We are mailing this proxy statement and the accompanying proxy card on or about October 5, 2007 to all stockholders of record as of September 21, 2007.

Shares Outstanding and Voting Rights

On the record date, September 21, 2007, we had two classes of voting stock outstanding, common stock and preferred stock. At September 21, 2007, 74,061,650 shares of common stock were issued and outstanding and 10,000 shares of Series B Convertible Preferred Stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote and each outstanding share of Series B

Convertible Preferred Stock entitles the holder to one hundred votes, on all matters to be voted upon at the Annual Meeting.

How to Vote

You can vote by mail, over the Internet, by telephone or in person.

To vote by mail:

(1)         Mark, sign and date your proxy card; and

(2)         Return your proxy card in the enclosed postage paid envelope.

To vote over the internet:

(1)         Have your proxy card available;

(2)         Log on to the Internet and visit the website address provided on your proxy card;

(3)         Follow the instructions provided; and

(4)         Do not mail your proxy card.

To vote by telephone:

(1)         Have your proxy card available;

(2)         Call the toll-free number listed on your proxy card;

(3)         Follow the instructions; and

(4)         Do not mail your proxy card.

To vote in person if you are a registered stockholder:

(1)   Attend our Annual Meeting;

(2)         Bring a valid photo identification; and

(3)         Deliver your completed proxy card or ballot in person.

To vote in person if you hold your Kratos shares in “street name” (through a bank or broker):

(1)         Submit a later-dated proxy by mail;

(2)         Recast your vote via the Internet or by telephone;

(3)         Attend our Annual Meeting and vote in accordance with the procedures described above; or

(4)         Submit a written notice of revocation to our offices that is received before the proxy is used.

Votes submitted via the Internet or by telephone must be received by 11:59 P.M., Central Standard Time on November 13, 2007. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

Our 401(k) Plan provides that the trustee of the 401(k) Plan will vote the shares of our common stock that are not directly voted by participants in that plan. If the trustee does not receive voting instructions from participants of the 401(k) Plan the trustee may vote the shares of our common stock under such plan in the same proportion as the shares voted by all other respective plan participants. If the trustee receives a signed but not voted proxy card, the trustee will vote such shares of our common stock according to the Board’s recommendations.

Counting Votes

The inspector of election appointed for the Annual Meeting by our Board will count the votes cast by proxy or in person at the Annual Meeting. The inspector will count those votes to determine whether or not a quorum is present. A majority in voting power of the shares entitled to vote represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker shares that are voted as to any matter at the meeting will be included in determining if a quorum is present or represented at the Annual Meeting. The effects of broker non-votes and abstentions on the specific items to be brought before the Annual Meeting are discussed under each item.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include approval of and amendments to stock plans.

Cost and Method of Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. We are soliciting proxies by mail, and, in addition, our directors, officers and employees may solicit proxies personally or by telephone. We will not reimburse any director, officer or employee for their solicitation. Copies of solicitation materials will be furnished to banks brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.

Stockholder Proposals

Any stockholder who wishes to present a proposal for action at our next Annual Meeting of stockholders or wishes to nominate a director candidate for our Board, must submit such proposal or nomination in writing to our Corporate Secretary at 4810 Eastgate Mall, San Diego, California, 92121. The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2008 Annual Meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934 is May 26, 2008. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on August 18, 2008 nor earlier than the close of business on July 17, 2008 (the “Submission Period”). Our Bylaws provide that, in the event that the date of our 2008 Annual Meeting of stockholders is advanced or delayed by more than thirty days of the anniversary date of our 2007 Annual Meeting, stockholder proposals or director nominations that are not to be included in our proxy statement and form of proxy for our 2008 Annual Meeting must be submitted (i) during the Submission Period or (ii) no later than the tenth day following the day on which public announcement of the date of our 2008 Annual Meeting of stockholders is first made. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board has designated the persons named below as nominees for election of directors, for one-year terms, expiring at our 2008 Annual Meeting of Stockholders. All nominees are currently serving as directors of the Company.

Our Board is elected annually and currently consists of five members, all of which are standing for re-election to the Board at the annual Meeting.

Vote Required and Board’s Recommendation

Each director is elected by a plurality of the votes cast with regard to the election of directors. The persons named in the enclosed proxy will vote the proxies they receive FOR the election of the nominees named below, unless a particular proxy card withholds authorization to do so, or provides contrary instructions. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of voting with respect to the election of directors. Each of the nominees has indicated that he is willing and able to serve as a director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board, the proxies will be voted for the election of whomever the Board may designate.

The Board recommends That Stockholders
Vote FOR the election of each of the nominees for director listed below.

Nominees For Election:

Name	Age	Committees
Scott I. Anderson	49	Audit Committee Chair
Bandel L. Carano	46	Compensation Committee
Eric M. DeMarco	44
William A. Hoglund	53	Audit Committee, Compensation Committee
Scot B. Jarvis	47	Audit Committee, Compensation Committee Chair

Scott I. Anderson, 49, has been one of our directors since February 1997. Since 1997, Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and advisory concern. Since 1998, Mr. Anderson has also been a principal of Cedar Grove Investments, LLC, a private seed capital firm. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group. Mr. Anderson serves on the boards of directors of SunCom Wireless, mInfo, Inc. and GotVoice, Inc. He is also an observer on the boards of directors of Telephia, Inc. and Tigerstripe, Inc. Mr. Anderson is a member of the control groups of Von Donop Inlet PCS, LLC and LCW Wireless, LLC, both wireless licensees. He holds a B.A. in History from the University of Washington, Magna Cum Laude, and a J.D. from the University of Washington Law School, with highest honors.

Bandel L. Carano, 46, was originally one of our directors from August 1998 to June 2001, and re-joined our Board in October 2001. Since 1987, he has been a general partner of Oak Investment Partners, a multi-stage venture capital firm. Mr. Carano also serves on the Investment Advisory Board of the Stanford Engineering Venture Fund, the boards of directors of Airspan Networks, Inc. and FiberTower Corporation, the supervisory board of Tele Atlas N.V. and the board of directors of numerous private companies, including MobiTV, NeoPhotonics, nLight Photonics, Tensilica and Visto Corporation. Mr. Carano holds a B.S. and an M.S. in Electrical Engineering from Stanford University. Mr. Carano was nominated and elected as one of our directors pursuant to the terms of a purchase agreement among the Company and certain of its stockholders in connection with the sale of the Company’s Series A Convertible Preferred Stock in October 2001.

Eric M. DeMarco, 44, joined the Company in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to coming to the Company, Mr. DeMarco most recently served as President and Chief Operating Officer of The Titan Corporation (“Titan”), a Delaware corporation. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multinational corporations and publicly traded companies. Mr. DeMarco holds a Bachelor of Science, Business Administration and Finance, Summa Cum Laude, from the University of New Hampshire.

William A. Hoglund, 53, has been one of our directors since February 2001. Mr. Hoglund is also a member of Safeboats International, LLC. From 1996 to 2000 Mr. Hoglund served as the Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund was also a director of Nextel Communications, Inc. and Nextlink Communications, Inc. Mr. Hoglund holds a B.A. in Management Science and German Literature from Duke University and an MBA from the University of Chicago.

Scot B. Jarvis, 47, joined our Board in February 1997. Mr. Jarvis co-founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership, and currently is its managing member. Prior to co-founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., a McCaw investment firm. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served as its president. He also served as a regional president for Nextel Communications. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications up until it was sold to AT&T. Mr. Jarvis serves on the corporate boards of Cantata Technology, Inc., Wavelink Corporation, Visto Corporation, SkyPipeline, Slingshot Sports and Ultratouch. Mr. Jarvis holds a B.A. in Business Administration from the University of Washington.

Corporate Governance

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The corporate governance guidelines are available for review on our website at www.kratosdefense.com.

Director Independence

Our Board has unanimously determined that four of our directors standing for election, Messrs. Anderson, Carano, Hoglund and Jarvis, who constitute a majority of our Board, are “independent” as that term is defined by the NASDAQ Marketplace Rule 4200(a)(15). In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors has a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us). In addition, based upon such standards, the Board determined that Mr. DeMarco is not “independent” because he is our President and Chief Executive Officer.

Nominations for Directors

Nominating Committee

Effective September 5, 2007, the Board determined that a standing nominating and corporate governance committee of the Board is not necessary given the relatively small size of the Company’s Board and management team, limited scope of operations and simplicity of the Company’s business. In accordance with the NASDAQ Marketplace Rule 4200(a)(15), only the members of our Board who qualify as “independent directors” will now perform the functions of the nominating committee.

The independent members of our Board, Messrs. Anderson, Carano, Hoglund and Jarvis, are responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. The independent members of the Board will consider and evaluate any recommendation for director nominees proposed by a stockholder who (i) has continuously held at least 1% of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting of stockholders for at least one year by the date the stockholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with the Company’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying stockholder must be received by the Company no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s Annual Meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to the Corporate Secretary in writing at 4810 Eastgate Mall, San Diego, California 92121 and must contain the following information:

•       A statement by the stockholder that he/she is the holder of at least 1% of the Company’s common stock and that the stock has been held for at least a year prior to the date of the submission and that the stockholder will continue to hold the shares through the date of the Annual Meeting of stockholders;

•       The candidate’s name, age, contact information and current principal occupation or employment;

•       A description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;

•       The candidate’s resume; and

•       Three references.

The goal of our Board is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to the Company. In doing so, independent members of the Board also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. However, the independent members of the Board may also consider such other factors as they may deem are in the Company’s best interests and that of our stockholders. The independent members of the Board do, however, recognize that under applicable regulatory requirements at least one member of the Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under the NASDAQ Marketplace Rules or the listing standards of any other applicable self regulatory organization. The independent members of the Board also believe it to be appropriate for certain key members of the Company’s management to participate as members of the Board.

The independent members of the Board identify nominees by first evaluating the current members of the Board willing to continue to serve. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming Annual Meeting of stockholders does not wish to continue in service, the independent members of the Board identify the desired skills and experience of a new nominee in light of the criteria above. All of the members of the Board will be polled for suggestions as to individuals meeting the criteria for nomination to the Board. Research may also be performed to identify qualified individuals. If the independent members of the Board believe that the Board requires additional candidates for nomination, the independent members of the Board may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the independent members of the Board.

Communications with Directors

The Board has adopted a Communications with Directors Policy. The Communications with Directors Policy is available for review on our website at www.kratosdefense.com. Stockholders and other interested parties may communicate with one or more members of the Board or the non management directors as a group in writing by regular mail. Those who wish to send such communications may do so by addressing their communication to: Chairman of the Board or Board of Directors, c/o Corporate Secretary, Kratos Defense & Security Solutions, Inc., 4810 Eastgate Mall, San Diego, California, 92121.

The Board has instructed the Secretary to review all communications so received and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the directors.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our directors, officers and employees. The Code of Ethics is available for review on our website at www.kratosdefense.com the Code of Ethics is also available in print, without charge, to any stockholder who requests a copy by writing to us at Kratos Defense & Security Solutions, Inc., 4810 Eastgate Mall, San Diego, California, 92121, Attention: Investor Relations. Each of our directors, officers, including our chief executive officer, chief financial officer and corporate controller, and all of our other principal executive officers and employees is required to be familiar with the Code of Ethics and to certify compliance annually. There have not been any waivers of the Code of Ethics relating to any of our executive officers or directors in the past year.

Meetings and Committees of the Board

Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the committees of the Board. Regular communications between our directors and management also occur apart from meetings of the Board and committees of the Board.

Meeting Attendance

Our Board normally meets quarterly, but may hold additional meetings as required. During fiscal 2006, the Board held four regularly scheduled meetings and eight special meetings and acted by unanimous written consent six times. Each of our directors attended at least 75% of the Board meetings he was eligible to attend, and with the exception of Mr. Carano, each director attended at least 75% of the meetings of each committee of the Board on which he was serving, with Mr. Carano attending 50% of the Compensation Committee meetings he was eligible to attend. All of our directors attended last year’s Annual Meeting of stockholders.

Our Board has adopted a “Director Attendance at Annual Meeting Policy” which is available for review on our website at www.kratosdefense.com.

Committees of the Board

The Board currently has two standing committees to facilitate and assist the Board in the execution of its responsibilities. The Committees are currently the Audit Committee and the Compensation Committee. Our Audit Committee has been established in accordance with Section 3(a)58(A) of the Exchange Act, further, in accordance with NASDAQ Marketplace listing standards, each committee is comprised solely of non-employee, independent directors. Charters for each committee are available on our website at www.kratosdefense.com.

Audit Committee

Our Audit Committee consists of Messrs. Anderson (Chairperson), Hoglund and Jarvis. Our Board has affirmatively determined that each member of the Audit Committee is independent under NASDAQ Marketplace Rule 4200(a)(15), and meets all other qualifications under NASDAQ Marketplace Rule 4350(d)(2), the Sarbanes-Oxley Act of 2002 and applicable rules of the Securities and Exchange Commission. Our Board has also affirmatively determined that Mr. Hoglund qualifies as an “audit committee financial expert” as such term is defined in Regulation S-K of the Securities Act of 1933. During 2006, the Audit Committee held four regular meetings and twelve special meetings.

The Audit Committee acts pursuant to a written charter, which charter is reviewed at least annually by the Audit Committee. The Audit Committee Charter is also available for review on our website at www.kratosdefense.com. The Audit Committee Charter was reviewed and revised by the Audit Committee in September 2006 and the Audit Committee believes that its Charter, as revised, adequately meets the needs of the Company as well as the requirements of NASDAQ Marketplace Rule 4350(d)(1). A copy of the revised Audit Committee Charter is attached to this Proxy Statement as Appendix A.

Under its Charter, the Audit Committee:

•       Is directly and solely responsible for the appointment, compensation, retention, and as necessary, the termination of our independent auditors;

•       Oversees the audit activities of our independent auditors with such independent auditors reporting directly to the Audit Committee;

•       Reviews and discusses with our independent auditors, the scope, results and integrity of our annual audit and financial statements, our compliance with legal and regulatory requirements and the performance of our internal auditors;

•       Oversees risk management, legal compliance and ethics and reviews related party transactions;

•       Consults with our independent auditors to ensure rotation of the lead audit partner at least every five years and the timing of such rotation;

•       Oversees the independence of our independent auditors;

•       Evaluates our independent auditors’ performance; and reviews and considers our independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls; and

•       Reviews compliance with certain corporate policies and discharges such other duties as may from time to time be assigned to it by the Board.

Compensation Committee

Our Compensation Committee consists of Messrs. Carano, Hoglund and Jarvis (Chairperson). Our Board has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under NASDAQ Marketplace Rule 4200(a)(15). During 2006, the Compensation Committee met four times and acted by unanimous written consent two times. Our Board has adopted a charter for the Compensation Committee which was revised in May 2007; a copy of the revised Compensation Committee charter is available for review on our website at www.kratosdefense.com.

Under its Charter, the Compensation Committee:

•       Takes any and all action which may be taken by the Board with respect to fixing the compensation level of our officers and employees, including the compensation of our chief executive officer;

•       Develops and implements compensation policies that will clearly articulate the relationship of corporate performance to executive compensation and will attract and retain high quality executives;

•       Proposes for adoption by the Board and, if applicable, ratification by our stockholders, compensation plans, including but not limited to, stock option, stock appreciation rights, pension and profit sharing, stock purchase and deferred compensation plans and other similar programs and any amendments thereto or terminations thereof;

•       Grants rights, sets participation guidelines and interests in compensation plans to eligible participants;

•       Reviews and approves other such compensation matters referred to the Compensation Committee by the Board or the chief executive officer;

•       Prepares a report to be filed with the Proxy Statement or Information Statement disclosing our compensation policies which are applicable to our executive officers; and

•       Reports from time to time to the Board on the Compensation Committee’s actions.

Executive Compensation

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid to each of our executive officers who served as our named executive officers during the last completed fiscal year.

Compensation Program Objectives and Philosophy

The Compensation Committee (for purposes of this analysis, the “Committee”) of our Board currently oversees the design and administration of our executive compensation program. The Committee’s primary objectives in structuring and administering our executive officer compensation program are to:

•       attract, motivate and retain talented and dedicated executive officers;

•       tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives;

•       reward individual performance; and

•       reinforce business strategies and objectives for enhanced stockholder value.

To achieve these goals, the Committee maintains compensation plans that tie a portion of executives’ overall compensation to key short-term and long-term objectives. Short-term objectives are measured by metrics such as operating income and operating income margin, net earnings and net earnings margin. Long-term objectives include the timely development of new service offerings, enhancements and improvements to existing service offerings, identification of key markets for our services, development and execution of plans to address identified market opportunities, adequate control over and efficient use of our assets, and share price appreciation. The Committee evaluates individual executive performance with a goal of setting compensation at levels the Committee believes are comparable with those of executives at other companies of similar size and stage of growth, while taking into account our relative performance and our own strategic goals.

The principal elements of our current executive compensation program are base salary, annual cash bonus awards, long-term equity incentives in the form of restricted stock units, a deferred compensation plan, other benefits and perquisites, post-termination severance and accelerated vesting of previously granted stock options upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan equivalent to those offered to all employees.

We view these components of compensation as related but distinct. Although the Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.

Determination of Compensation Awards

The Committee has historically performed at least annually a strategic review of our executive officers’ compensation to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable officers in other similarly situated companies. The Committee’s most recent review occurred in December 2006.

The Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our chief executive officer, chief financial officer and general counsel. For compensation decisions relating to executive officers other than our chief executive officer, the Committee typically considers recommendations from our chief executive officer. When determining compensation for our chief executive officer, the Committee takes into account, but does not rely upon, the recommendation of our chief executive officer. Compensation for the chief executive officer has been determined by discussion among and action by the members of the Committee acting in consultation with the other independent members of our Board and market data obtained on behalf of the Committee.

It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. We believe that our 1999 and 2005 Equity Incentive Plans (collectively, the “Equity Plans”) are structured to qualify stock options, restricted share and stock unit awards under such Equity Plans as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our officers that may not be deductible.

Benchmarking of Compensation

The Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies. As a result, the Committee reviews third-party surveys and other information collected from public sources for executive officers at peer companies. The Committee also receives the recommendation of our chief executive officer on compensation for other executive officers. Historically, the Committee has relied only to a limited extent upon third party consultants to advise the Committee on compensation matters. In determining the compensation of our executive officers for 2006, the Committee reviewed surveys and other third party information, as well information collected from other public sources, regarding the compensation for executive officers at our peer companies. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, we generally believe that gathering this information is an important part of our compensation-related decision-making process.

Base Compensation

We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually and increases, if any, are based on the executive’s success in contributing to our short-term and long-term objectives as well as unique challenges faced by our Company. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives in our market and geography. The base salary of our chief executive officer is reviewed and recommended by the Committee acting in consultation with the other independent members of our Board.

In March 2006, the Committee applied the principals described above and increased Mr. DeMarco’s base salary by 33% to $400,000, effective as of April 1, 2006. The Committee considered, among other things, Mr. DeMarco’s effectiveness in dealing with the challenges faced by our Company and in transitioning the business away from the declining business segments. The Committee reviewed similar considerations for each of the other named executives, and in March 2006 increased Ms. Lund’s annual salary by 22.2% to $275,000 and Mr. Edwards’ annual salary by 11.6% to $240,000, both effective as of April 1, 2006.

Annual Cash Bonus Awards

In addition to base salary, we provide executive officers and other key managers the opportunity to receive incentive compensation in the form of annual discretionary bonuses of cash based upon the achievement of certain individual and company performance objectives during the fiscal year. Target cash bonus awards are based upon a percentage of the executive’s salary, and typically range from 25% to 100% of the executive officer’s salary. In determining the appropriate level of target bonus for each officer, the Committee considers the recommendation of the chief executive officer, information provided through independent, third-party surveys and other information collected from public sources for similar positions at peer companies. Under our bonus plan, each executive typically receives 50% of his or her target bonus amount if the executive achieves specific individualized operational objectives and the other 50% if our earnings per share meet a specific target for the fiscal year. If our earnings per share fall within a certain specified range (with the target earnings per share at the high end of the range), then the executive would typically receive a pro rata percentage of their bonus target based on linear interpolation between the bottom and top of the range. Typically, the executive would not receive any of the company performance-based portion of the target bonus if earnings per share fall below the bottom of the range.

The Committee retains wide discretion to interpret the terms of the cash bonus plan and to identify the extent to which an individual’s performance objectives have been met in any particular fiscal year. The Committee also retains the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award even if the Company’s earnings per share do not fall within the specified range, based upon an evaluation of business conditions and industry trends. In addition, the Committee may approve cash bonuses outside of the cash bonus plan. For example, the Committee may approve bonus awards in connection with an executive officer’s efforts and accomplishments with respect to our strategic initiatives and milestones, and such bonus awards may overlap with or be in addition to bonus awards under the cash bonus plan.

For fiscal 2006 only Messrs. Mickle and Alipanah received awards under the cash bonus plan. For fiscal 2006, Messrs. Mickle and Alipanah received 100% of their target bonuses related to individualized operational objectives, even though the company did not achieve earnings per share within the targeted range. Specifically, Mr. Mickle received $51,250, or 25% of his base salary, and Mr. Alipanah received $50,000, or 25% of his base salary. In determining that Messrs. Mickle and Alipanah were entitled to these awards, the Committee considered each executive officer’s efforts in addressing the significant challenges that the Company faced during fiscal 2006. For fiscal 2006, the chief executive officer, not the Committee set the individualized operational objectives, earnings per share targets and other Company financial performance targets with respect to the cash bonus awards to Messrs. Mickle and Alipanah. However, the Committee evaluated whether Messrs. Mickle and Alipanah achieved their individualized performance objectives and approved the payment of their bonuses under the cash bonus plan.

For fiscal 2006, in early 2007, Messrs. DeMarco and Edwards and Ms. Lund received discretionary cash bonuses outside of the cash bonus plan for extraordinary efforts as follows: Mr. DeMarco received $200,000, or 50% of his base salary, Ms. Lund received $82,500 or 30% of her base salary, and Mr. Edwards received $72,000, or 30% of his base salary. In awarding these bonuses, the Committee considered each executive officer’s efforts in addressing the significant challenges that the Company faced during fiscal 2006, especially as related to the industry dynamics of the Company’s Wireless Network Services Segment and the need to retain each executive officer during fiscal 2007 as the Company continues to undergo significant changes.

In the first quarter of 2007, the Committee worked with senior management to establish the annual target bonus amounts and performance objectives under the bonus plan. For fiscal 2007, each executive officer’s target bonus under the bonus plan will be a specified percentage of the executive officer’s base salary, and will range from 30% to 100% of an individual’s base salary.

Cash awards made to executive officers for fiscal year 2006 are reflected in column (g) of the Fiscal Year 2006 Summary Compensation Table.

Equity Compensation

We believe that equity ownership by our executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value. The Committee develops its equity award determinations based on its judgments as to whether the complete compensation packages provided to our executives, including prior equity awards, provide sufficient incentive to build stockholder value and align the interests or executive officers with our stockholders, and are sufficient to retain, motivate and adequately award each of our executives. This judgment is based in part on information provided by reviewing the equity compensation practices of companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives.

We grant equity compensation to our executive officers and other employees under our Equity Plans. Most initial grants currently vest over a four year period from the date of grant, with 25% vesting on the first anniversary of the date of grant and the balance vesting monthly over a three year period. Subsequent option grants to employees with over one year of service vest on a monthly basis over a four year period. Our stock options have a 10-year contractual term. Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of FASB Statement 123R. In addition, as of January 1, 2007, our employees, including our executive officers, are able to purchase shares of our stock under our 1999 Employee Stock Purchase Plan.

The Committee reviews and approves all grants made to our officers under the Equity Plans and in connection with the initial hiring, promotions, extraordinary achievements or compensation adjustments. In addition to these factors, the size and timing of grants are generally subject to policies established by the Committee regarding the position of the grantee within our company, the overall number of options actually granted to the optionee in the past and the extent of vesting of prior grants. In general, the option grants are also subject to post-termination and change in control provisions. No options were granted to our executive officers during fiscal 2006.

On December 28, 2006, our Board approved the acceleration of vesting of all unvested options to purchase shares of our common stock issued prior to June 30, 2006 held by our employees and directors under our 1999 Equity Incentive Plan and our 2000 Nonqualified Stock Option Plan. The acceleration was effective as of December 29, 2006. All affected options had exercise prices in excess of then-current market values. Holders were given the election to decline the acceleration of the options if such acceleration would have had the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option. Options to purchase approximately 2.1 million shares of common stock were subject to the acceleration. Of this amount, our executive officers held options to purchase 582,000 shares at a weighted average exercise price of $5.72 per share.

In January 2007, for various business reasons, we generally discontinued the use of stock options as a form of equity compensation and instead began to issue restricted stock units on a limited basis.

Consistent with its belief that equity ownership by our executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, on January 30, 2007, the Committee granted Restricted Stock Unit awards to named executive officers which have a ten year vesting provision, among other terms and conditions, as follows:

•       Eric M. DeMarco: 987,500 shares

•       Deanna Lund: 200,000 shares

•       James R. Edwards: 170,000 shares

•       D. Robin Mickle: 75,000 shares

•       Dariush G. Alipanah: 100,000 shares

Further, in view of the significant challenges facing the Company related primarily to legacy issues which pre-date the current management team, on March 26, 2007, the Committee granted Restricted Stock Unit awards as a retention tool as follows:

•       Eric M. DeMarco: 493,750 shares

•       Deanna Lund: 100,000 shares

•       James R. Edwards: 85,000 shares

Deferred Compensation Plan

We provide our executive officers and other eligible highly compensated employees with the opportunity to defer up to 80% of their cash compensation derived from base salary, bonus awards and/or commissions pursuant to our Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”). The deferrals reduce a participant’s current taxable income and allow the participant to accumulate savings on a tax deferred basis. In addition, we may, in our sole and absolute discretion, make annual discretionary contributions, including matching contributions, to the Deferred Compensation Plan. To date, we have not made any such contributions. Deferrals and contributions (if applicable) are adjusted for gain or loss based on the performance of one or more investment options selected by the participant from among investment funds chosen by a committee appointed by the Committee to administer the Deferred Compensation Plan. Generally, all distributions under the Deferred Compensation Plan will be made in a single lump sum, although participants that terminated their employment as a result of retirement may elect to receive distributions in annual installments.

Executive Benefits and Perquisites

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executive officers. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees generally. We have no current plans to make changes to levels of benefits and perquisites provided to executives.

Change in Control and Severance Benefits

Pursuant to an employment agreement with Mr. DeMarco and change in control agreements with our other executive officers, we provide these officers the opportunity to receive additional compensation and benefits in the event of severance or change in control. Our severance and change in control provisions are summarized below in “Employment Agreements; Potential Payments Upon Termination or Change in Control”. Our analysis indicates that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We believe our arrangements with our executive officers are reasonable.

2006 SUMMARY COMPENSATION TABLE

Annual Compensation $ (Dollars)

(a)	(b)	(c)	(d)	(f)	(g)	(i)	(j)
		Salary	Bonus	Option Award(s)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)
Eric M. DeMarco President and Chief Executive Officer	2006	373,465	200,000	1,988,385	—	12,750 (4)	2,574,600
Deanna Lund Senior Vice President and Chief Financial Officer	2006	261,767	82,500	550,716	—	—	894,983
James R. Edwards Senior Vice President, General Counsel and Secretary	2006	234,215	72,000	467,187		—	773,402
D. Robin Mickle President, Kratos Government Solutions, Inc.	2006	206,054		470,382	51,250	—	727,686
Dariush G. Alipanah(5) Former Vice President, WNS Engineering Services Division	2006	196,364		303,685	50,000	—	550,049

(1)           Represents discretionary cash bonus by the Committee to named executive officers earned in 2006 and paid in 2007 as described in further detail above.

(2)           The amounts shown in column (f) represent the compensation costs of stock options for financial reporting purposes for fiscal year 2006 under FAS 123(R), rather than an amount paid to or realized by the named executive officer. The FAS 123(R) value as of the grant date for the stock option grants is spread over the number of months of service required for the grant to become non-forfeitable. Compensation costs shown in column (f) reflect ratable amounts expensed for grants that were made in prior fiscal years and with respect to which the exercise price of the subject stock option grants are above current market values. There can be no assurance that the FAS 123(R) amounts will ever by realized by the named executive officers.

(3)           Represents bonus under the cash bonus plan to named executive officers earned in 2006 and paid in 2007. Annual cash bonus awards under the cash bonus plan are typically paid based on the achievement of certain individual and Company performance objectives approved by the Committee as described in further detail above. For fiscal 2006, the chief executive officer, not the Committee, determined individualized and Company performance objectives for Messrs. Mickle’s and Alipanah’s cash bonus awards. However, the Committee evaluated whether Messrs. Mickle and Alipanah achieved their individualized performance objectives and approved the payment of their bonuses under the cash bonus plan.

(4)           Represents the taxable income attributable to Mr. DeMarco for his use of a Company automobile in fiscal year 2006.

(5)           Effective June 1, 2007, Mr. Alipanah’s employment with the Company was terminated in connection with the Company’s sale of all of the assets of its Engineering Division.

GRANTS OF PLAN-BASED AWARDS

(a)	(b)	(d)	(e)
Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Target($)	Maximum($)
Eric M. DeMarco	N/A	—	—
Deanna Lund	N/A	—	—
James R. Edwards	N/A	—	—
D. Robin Mickle	7/31/06	$100,000	$110,000
Dariush G. Alipanah	7/31/06	$100,000	$120,000

(1)          Amounts shown in columns (d) and (e) are the estimated possible payouts for fiscal year 2006 under our annual cash bonus plan. Annual cash bonus plan awards are determined based on the achievement of certain Company and individual performance objectives determined by the Committee. For fiscal 2006, the chief executive officer, not the Committee, determined individualized and Company performance objectives for Messrs. Mickle’s and Alipanah’s cash bonus plan awards. However, the Committee evaluated whether Messrs. Mickle and Alipanah achieved their individualized performance objectives and approved the payment of their bonues under the cash bonus plan. The cash bonus plan awards to the named executive officers are reported in the Fiscal Year 2006 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(2)          Effective June 1, 2007, Mr. Alipanah’s employment with the Company was terminated in connection the Company’s sale of all of the assets of its Engineering Division

The Company did not grant any equity based awards under incentive compensation plans to any named executive officers during the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(e)		(f)
	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Option		Option
Name	Exercisable (1)	Exercise Price ($)		Expiration Date (2)
Eric M. DeMarco	1,250,000	6.19	(3)	11/17/2013
	500,000	6.05	(8)	8/18/2014
	225,000	5.38	(8)	8/9/2015
Deanna Lund	200,000	6.19	(4)	4/20/2014
	100,000	6.05	(8)	8/18/2014
	100,000	5.38	(8)	8/9/2015
James R. Edwards	170,000	6.19	(4)	4/20/2014
	100,000	6.05	(8)	8/18/2014
	70,000	5.38	(8)	8/9/2015
D. Robin Mickle	40,000	6.19	(5)	4/12/2015
	10,000	5.90	(8)	9/29/2015
	100,000	5.43	(8)	12/20/2015
Dariush G. Alipanah(9)	2,246	6.19	(6)	1/26/2010
	743	6.19	(6)	12/1/2010
	19,160	4.47		10/1/2011
	36,000	4.23		4/30/2012
	22,000	6.19	(7)	5/23/2013
	30,000	6.19	(7)	5/20/2014
	7,500	6.05	(8)	8/18/2014
	22,000	6.19	(5)	4/12/2015
	60,000	6.19	(8)	7/20/2015

(1)          All options listed are fully vested and exercisable.

(2)          Expiration date assumes that optionee remains in service of the Company through the full term of the stock option grant.

(3)          Represents option shares originally granted to Mr. DeMarco on November 17, 2003 with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee’s determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the Company with an exercise price of more than $10.00 per share. The option was cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the Company’s closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(4)          Represents option shares originally granted to Ms. Lund and Mr. Edwards on April 20, 2004 with respect to which the vesting was accelerated on May 18, 2005 pursuant to the Compensation Committee’s determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the Company with an exercise price of more than $10.00 per share. These options were cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the Company’s closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(5)          Represents option shares granted to Messrs. Mickle and Alipanah on April 12, 2005, which options were cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the Company’s closing stock price on the Nasdaq Global Select Market on December 30, 2005. The vesting of these options was subsequently accelerated on December 31, 2006 when the Board approved the acceleration of vesting on all outstanding options issued prior to June 30, 2006 under our 1999 Equity Incentive and 2000 Nonqualified Stock Option Plans.

(6)          Represents option shares that were originally granted to Mr. Alipanah on January 26, 2000 and December 1, 2000, which options were cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the Company’s closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(7)          Represents option shares originally granted to Mr. Alipanah on May 23, 2003 and May 20, 2004, respectively, with respect to which the vesting was accelerated on September 19, 2005 pursuant to the Compensation Committee’s determination to accelerate the vesting on all outstanding and unvested stock options held by employees, officers and directors of the Company with an exercise price of more than $8.00 per share. The option was cancelled and re-issued on December 30, 2005 as part of a repricing of all outstanding employee stock options that were originally granted at exercise prices greater than 120% of the Company’s closing stock price on the Nasdaq Global Select Market on December 30, 2005.

(8)          Represents option shares granted to Ms. Lund and Messrs. DeMarco, Edwards, Mickle and Alipanah with respect to which the vesting was subsequently accelerated when the Board approved the acceleration of vesting on all outstanding options issued prior to June 30, 2006 under our 1999 Equity Incentive and 2000 Nonqualified Stock Option Plans.

(9)          Effective June 1, 2007, Mr. Alipanah’s employment with the Company was terminated in connection with the Company’s sale of all of the assets of its Engineering Division.

OPTIONS EXERCISES AND STOCK VESTED

None of the named executive officers acquired any shares of the Company’s common stock through the exercise of stock options during the fiscal year ended December 31, 2006.

The Company did not have any outstanding stock based awards during the fiscal year ended December 31, 2006.

NON-QUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), certain employees, including the named executive officers, may defer up to eighty percent (80%) of their cash compensation derived from base salary, bonus awards and/or commissions. The deferrals reduce a participant’s current taxable income and allow the participant to accumulate savings on a tax deferred basis. In addition, the Company may, in its sole and absolute discretion, make annual discretionary contributions to the Deferred Compensation Plan on behalf of participants, including matching contributions. To date, the Company has not made any contributions to the Deferred Compensation Plan.

Deferrals, and Company contributions, if applicable, are adjusted for gain or loss based on the performance of one or more investment options selected solely by the participant from time to time from among investment funds chosen by a Plan Committee appointed by the Compensation Committee to administer the Deferred Compensation Plan. Generally, all distributions under the Deferred Compensation Plan will be made in a single lump sum, although participants that terminate their employment as a result of their retirement may elect to receive distributions in annual installments. The Company may, in its sole discretion, suspend or terminate the Deferred Compensation Plan or revise it in any respect whatsoever; provided, however, that no such action may reduce amounts credited to deferral accounts and such accounts will continue to be owed to the participants or beneficiaries.

(a)	(b)	(d)	(f)
	Executive Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Balance at Last FYE
Name	($)(1)	($)	($)(3)
Eric M. DeMarco	91,731	4,631	151,373
Deanna Lund	25,096	1,812	26,908
James R. Edwards	6,490	1,580	14,163
D. Robin Mickle	10,226	905	14,754
Dariush G. Alipanah(2)	39,433	11,034	91,773

(1)          The amounts in this column are also included in the Summary Compensation Table on page 106, in the summary column or non-equity incentive plan compensation column.

(2)          Effective June 1, 2007, Mr. Alipanah’s employment with the Company was terminated in connection with the Company’s sale of all of the assets of its Engineering Division.

(3)          Of the totals in this column, the following totals have previously been reported in the Summary Compensation Table for this year, and for previous years:

Name	2006($)	Previous Years($)	Total($)
Eric M. DeMarco	91,731	55,012	146,743
Deanna Lund	25,096	—	25,096
James R. Edwards	6,490	6,093	12,583
D. Robin Mickle	10,226	3,623	13,849
Dariush G. Alipanah	39,433	41,307	80,740

Employment Agreements; Potential Payments Upon Termination or Change in Control

In addition to other compensation arrangements described elsewhere in this proxy statement, we have entered into agreements with three of the named executive officers herein as follows:

On November 14, 2003, we entered into an Executive Employment Agreement with Mr. DeMarco in connection with his duties as an executive of the Company. Among other things, the terms of the agreement provide for Mr. DeMarco’s compensation, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs. In the event that Mr. DeMarco is terminated without cause, he will be entitled to a lump sum equal to three times the sum of his current base salary, plus three times his target bonus potential for the year, less any bonus already received for such year, vesting of all outstanding stock options and participation for Mr. DeMarco and his dependents in our employee health care program for one-year or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Additionally, in the event that there is a change of control of the Company, Mr. DeMarco shall be entitled to accelerated vesting of 50% of all outstanding and unvested stock options. Furthermore, Mr. DeMarco shall also be entitled to the severance compensation described above should Mr. DeMarco’s employment be terminated as a result of such change in control. If Mr. DeMarco had been terminated on December 31, 2006 without cause or in connection with a change in control, he would have received the following benefits under his employment agreement: (i) a lump sum payment of $1,800,000 equal to three times his current base salary, plus three times his target bonus potential for the year, (ii) vesting of any unvested stock options then held by Mr. DeMarco and

(iii) continued participation by Mr. DeMarco and his family in the Company’s group health insurance benefits on the same terms as during his employment until the earlier of one year following his termination or procurement of health care coverage through another employer, provided that if the Company’s insurance carrier will not allow for such benefits continuation the Company shall pay the premiums required to continue Mr. DeMarco’s group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

Under Mr. DeMarco’s agreement, a change in control is deemed to have occurred in the event of any one of the following occurrences: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of related transactions of more than 50% of the Company’s outstanding voting securities; (ii) a merger or consolidation of the Company with or into another entity after which the Company’s stockholders immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) a sale of all or substantially all of the Company’s assets; or (iv) the change in the majority of the Board pursuant to a successful hostile proxy contest.

On March 28, 2005, we entered into Change in Control Agreements (the “Change in Control Agreements”) with Ms. Lund and Mr. Edwards (each an “Officer” and collectively the “Officers”), which were subsequently Amended and Restated on March 28, 2006. The terms of these agreements provide that upon a change in control of the Company, the Officers shall be entitled to accelerated vesting of 50% of all of their outstanding and unvested stock options and any applicable stock appreciation rights. Upon the one-year anniversary or a Triggering Event (as defined below), whichever occurs first, all remaining unvested stock options and applicable stock appreciation rights shall be fully vested. Additionally, in the event of a termination without cause the Officers shall be entitled to accelerated vesting of 100% of all of their outstanding and unvested stock options and any applicable stock appreciation rights.

The Change in Control Agreements also provide for severance payments to the Officers as follows: (i) if an Officer is terminated without cause, the Officer is entitled to (A) severance compensation equal to one year of the Officer’s base salary then in effect, (B) continuation of the Officer’s then current health insurance coverage at the same cost to the Officer as prior to termination for a period of one year following termination, and (C) the vesting of any then unvested stock options held by the Officer or (ii) if an Officer voluntarily resigns after a change in control as a result of a material change in the nature of such Officer’s role or job responsibilities or the relocation of such Officer’s principal place of work to a location more than thirty (30) miles from such Officer’s work location immediately prior to the change in control (each a “Triggering Event”), the Officer shall be entitled to: (A) severance compensation, equal to two years of the Officer’s base salary then in effect, plus the Officer’s maximum bonus amount for two years and (B) continuation of the Officer’s then current health insurance coverage at the same cost to the Officer as prior to termination for a period of two years following termination or resignation.

Under the Change in Control Agreements, a Change in Control is deemed to have occurred in the event of (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of the Company; (ii) a merger or consolidation of the Company with or into another entity after which the stockholders of the Company immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board consisting of fewer than a majority of Incumbent Directors (“Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of the Change in Control Agreements, or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of the Company.

Under her Change in Control Agreement, if Ms. Lund had been terminated without cause on December 31, 2006, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect in the amount of $225,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination and (iii) the vesting of any unvested stock options then held by Ms. Lund. If Ms. Lund had voluntarily resigned on December 31, 2006 following a Triggering Event and a Change in Control she would have received the following benefits: (i) severance compensation equal to two years of her base salary then in effect in the amount of $450,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination, and (iii) the vesting of any unvested stock options then held by Ms. Lund.

Under his Change in Control Agreement, if Mr. Edwards had been terminated without cause on December 31, 2006, he would have received the following benefits: (i) severance compensation equal to one year of his base salary then in effect in the amount of $215,000, (ii) continuation of his then current health insurance coverage at the same cost to him as prior to his termination for a period of one year following termination and (iii) the vesting of any unvested stock options then held by Mr. Edwards. If Mr. Edwards had voluntarily resigned on December 31, 2006 following a Triggering Event and in connection with a Change in Control he would have received the following benefits: (i) severance compensation equal to two years of his base salary then in effect in the amount of $430,000, (ii) continuation of his then current health insurance coverage at the same cost to him as prior to his termination for a period of two years following termination, and (iii) the vesting of any unvested stock options then held by Mr. Edwards.

DIRECTOR COMPENSATION

The following quarterly retainer and committee fees were payable to the Company’s non-employee directors during the fiscal year ended December 31, 2006:

Quarterly Retainer	$3,500
Audit Committee Chair	$3,000
Audit Committee Chair Regular Meeting Fee	$2,000
Audit Committee Chair Calls	$1,000
Other Audit Committee Matters	$1,000 to $4,000*
Committee Chair Retainer	$1,000
Board Meetings	$4,000
Board Conference Calls	$2,000
Committee Meetings	$1,000
Committee Conference Calls	$500
Annual Stock Option Grant	20,000 shares

*                    (as determined by Board Chairman)

All fees are paid quarterly in arrears.

The directors compensation schedule was approved by the Board on June 2, 2004 upon recommendation of the Committee and was modified on November 18, 2004 with respect to Audit Committee and Audit Committee Chair fees in light of the increased responsibilities of the Audit Committee as a result of the Sarbanes-Oxley Act. Additionally, in February 2005 the Board approved a Non-Management Directors Stock Fee Program whereby our non-management directors may elect to receive all or a portion of their fees in shares of our common stock. Further, in July 2005, the Board approved a Non-Management Directors Stock Option Fee Program similar to the Non-Management Directors Stock Fee Program, whereby our non-management directors may elect to receive all or a portion of their accrued directors fees in the form of a fully-vested stock option grant. If elected under either of these plans, the common stock, or the exercise price of the stock option grant, each such director shall receive, is valued based on the closing trading price of our common stock on the trading day immediately preceding the regularly scheduled Board Meeting for the respective quarter in which the directors fees are being paid. Our directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.

The following table sets forth the fees paid to those members of the Company’s Board for the fiscal year ended December 31, 2006:

(a)	(b)	(d)		(h)
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Scott I. Anderson	79,000	161,788		240,788
Bandel L. Carano	—	177,039	(2)	177,039
William A. Hoglund	59,500	161,784		221,284
Scot B. Jarvis	69,000	161,788		230,788
Andrew M. Leitch(3)	32,750	12,550		45,300
Masood K. Tayebi(4)	38,000	—		38,000

(1)          The amounts shown in column (d) represent the compensation costs of stock options for financial reporting purposes for fiscal year 2006 under FAS 123(R), rather than an amount paid to or realized by the Company’s directors. The FAS 123(R) value as of the grant date for the stock option grants is spread over the number of months of service required for the grant to become non-forfeitable. Compensation costs shown in column (d) reflect ratable amounts expensed for grants that were made in prior fiscal years and the exercise price of the subject stock option grants are above current market values. There can be no assurance that the FAS 123(R) amounts will ever by realized by the Company’s directors.

(2)          Includes fully vested stock option grants granted to Mr. Carano in lieu of accrued directors fees as follows:

a.       March 22, 2006, stock option to purchase 4,511 shares of common stock granted at $3.88/share in lieu of $17,500 accrued directors fees, which option is fully vested, has an exercise price of $3.88 per share and expires on March 22, 2016;

b.      May 17, 2006, stock option to purchase 2,304 shares of common stock granted at $3.69/share in lieu of $8,500 accrued directors fees, which option is fully vested, has an exercise price of $3.69 per share and expires on May 17, 2016;

c.       September 6, 2006, stock option to purchase 1,556 shares of common stock granted at $2.25/share in lieu of $3,500 accrued directors fees, which option is fully vested, has an exercise price of $2.25 per share and expires on September 6, 2016; and

d.      November 15, 2006, stock option to purchase 5,896 shares of common stock granted at $2.29/share in lieu of $13,500 accrued directors fees, which option is fully vested, has an exercise price of $2.29 per share and expires on November 16, 2016.

(3)          Effective May 17, 2006, Mr. Leitch’s term as a director of the Company expired.

(4)          Effective March 6, 2007, Dr. Tayebi resigned as a director of the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. None of the members of our Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between our Board or Compensation Committee and the board of directors or compensation committee of any other entity.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE
Bandel L. Carano
Scot B. Jarvis, Chairperson
William A. Hoglund

Principal Stockholders

Ownership of more than 5%

The following table shows stock ownership information as of September 21, 2007 with respect to beneficial ownership of our common stock and our Series B Convertible Preferred Stock by each person known to us to be the beneficial owner of more than 5% of such stock. As of September 21, 2007, there were 74,061,650 shares of our common stock and 10,000 shares of our Series B Convertible Preferred Stock issued and outstanding. Information with respect to beneficial owners of more than 5% of the common stock is based upon the most recent Schedules 13G these owners have filed with SEC.

	Beneficial Ownership(1)
	Common Stock			Series B Convertible Preferred Stock		Common Shares On An As-Converted Basis
Identity of Owner or Group	Shares		% Ownership	Shares	% Ownership	Shares	% Ownership
ICM Asset Management	3,717,872		5.02	—	—	3,717,872	4.95
601 W. Main Avenue, Suite 600 Spokane, WA 99201
T. Rowe Price	5,996,762		8.10	—	—	5,996,762	7.99
100 E. Pratt Street Baltimore, MD 21202
State of Wisconsin Investment Board	5,488,365		7.41	—	—	5,488,365	7.31
P.O. Box 7842 Madison, WI 53707
Massih Tayebi	6,054,898	(3)	8.18	—	—	6,054,898	8.07
BridgeWest LLC 4350 La Jolla Village Drive, Suite 450 San Diego, CA 92121

(1)          This table is based upon information supplied principal stockholders and Schedules 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of September 21, 2007 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 74,061,650 shares of common stock, and 10,000 shares of Series B Convertible Preferred Stock outstanding on September 21, 2007.

(2)          These securities are owned by various individual and institutional investors, which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)          Does not include 52,762 shares held by spouse of Massih Tayebi. Massih Tayebi disclaims beneficial ownership of such shares.

Ownership by Directors and Executive Officers

The following table shows the amount of our common stock and our Series B Convertible Preferred Stock beneficially owned by our (i) our directors, (ii) each of the named executive officers in the Summary Compensation Table, and (iii) our directors and executive officers as a group. All information in the following table is presented as of September 21, 2007. Unless otherwise indicated in the table set forth below, each person named below has an address in care of the Company’s principal executive offices.

	Beneficial Ownership(1)
	Common Stock			Series B Convertible Preferred Stock		Common Shares On An As-Converted Basis
Identity of Owner or Group	Shares		% Ownership	Shares	% Ownership	Shares	% Ownership
Directors
Scott I. Anderson c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 9807	734,012	(2)	*	—	—	734,012	*
Bandel L. Carano Oak Investment Partners 525 University Avenue, Suite 1300 Palo Alto, CA 94302	5,535,701	(3)	7.46	—	—	5,535,701	7.36
Eric M. DeMarco	2,032,949	(4)	2.67	—	—	2,032,949	2.64
William A. Hoglund 434 35th Avenue Seattle, WA 98122	251,626	(5)	*	—	—	251,626	*
Scot B. Jarvis c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 9807	734,012	(6)	*	—	—	734,012	*
Masood Tayebi(7) 4350 La Jolla Village Drive, Suite 450 San Diego, CA 92121	6,466,529	(8)	8.73	—	—	6,466,529	8.61
Officers
Deanna Lund	407,615	(9)	*	—	—	407,615	*
James R. Edwards	351,216	(10)	*	—	—	351,216	*
D. Robin Mickle	155,823	(11)	*	—	—	155,823	*
Dariush G. Alipanah(12)	7,545		*	—	—	7,545	*
All Directors and Officers as a Group (11 persons)	16,807,909	(13)	22.69%	—	—	16,807,909	22.39%
Total Shares Outstanding	74,061,650
Adjusted for Preferred Shares Conversion Series B
If Converted Additional Shares	1,000,000
Adjusted Common Shares (If Converted)	75,061,650

                  * Less than one percent.

   (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of September 21, 2007 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 74,061,650 shares of common stock, and 10,000 shares of Series B Convertible Preferred Stock outstanding on September 21, 2007. In addition, shares issuable pursuant to options which may be exercised within 60 days of September 21, 2007 are deemed to be issued and outstanding and have been treated as outstanding in calculating the percentage ownership of those individuals possessing such interest, but not for any other individual, pursuant to SEC Rule 13d-3(d)(1).

          (2) Includes 130,000 shares subject to options exercisable within 60 days of September 21, 2007.

          (3) Includes 149,546 shares subject to options exercisable within 60 days of September 21, 2007. Includes 2,554 shares of common stock held directly by Mr. Carano, 14,828 shares of common stock held by Oak Investment Partners VI, L.P., 346 shares of common stock held by Oak VI Affiliates Fund, L.P., 1,402,084 shares of common stock held by Oak Investment Partners IX, Limited Partnership, 14,942 shares of common stock held by Oak IX Affiliates Fund, Limited Partnership, 33,655 shares of common stock held by Oak IX Affiliates Fund-A, Limited Partnership, 48,957 shares held by Oak IX Affiliates, LLC, 3,808,026 shares of common stock held by Oak Investment Partners X, Limited Partnership, 61,123 shares of common stock held by Oak X Affiliates Fund, Limited Partnership. Bandel Carano is a general partner of Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak IX Affiliates, LLC, Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. Mr. Carano has indirect ownership of these shares and has shared power to vote and dispose of these shares. Mr. Carano disclaims beneficial ownership of the shares held by Oak Investment Partners VI, L.P., Oak VI Affiliates Fund, L.P., Oak Investment Partners IX, L.P., Oak IX Affiliates Fund, L.P., Oak IX Affiliates Fund-A, L.P., Oak IX Affiliates, LLC, Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P.

          (4) Includes 7,949 shares held in the Company’s 401(k) Plan and 1,975,000 shares subject to options exercisable within 60 days from September 21, 2007.

          (5) Includes 195,000 shares subject to options exercisable within 60 days from September 21, 2007.

          (6) Includes 130,000 shares subject to options exercisable within 60 days from September 21, 2007.

          (7) Effective March 6, 2007, Masood Tayebi, resigned from our Board.

          (8) Includes 6,466,529 shares held directly by Masood K. Tayebi or over which Dr. Tayebi has sole voting power. Excludes: 404,693 shares held directly by Dr. Tayebi’s spouse; 2,000,000 shares held in a revocable living trust of which Dr. Tayebi’s spouse is trustee; and 646,137 shares held in a grantor retained annuity trust of which Dr. Tayebi’s spouse is trustee. Dr. Tayebi disclaims beneficial ownership of all such shares.

          (9) Includes 7,615 shares held in the Company’s 401(k) Plan and 400,000 shares subject to options exercisable within 60-days from September 21, 2007.

    (10) Includes 7,251 shares held in the Company’s 401(k) Plan and 340,000 shares subject to options exercisable within 60 days from September 21, 2007.

    (11) Includes 5,823 shares held in the Company’s 401(k) Plan and 150,000 shares subject to options exercisable within 60-days of September 21, 2007.

    (12) Effective June 1, 2007, Mr. Alipanah’s employment with the Company was terminated in connection the Company’s sale of all of the assets of its Engineering Division.

    (13) Includes 3,592,134 shares subject to options exercisable within 60 days of September 21, 2007.

Management

Our executive officers and their respective positions are set forth in the following table. Biographical information of each executive officer who is not also a director is set forth following the table. There are no family relationships between any director or executive officer and any our other directors or executive officers. Executive officers serve at the discretion of our Board.

Executive Officers

Name	Position	Age	Year in Which He/She Became Officer
Eric M. DeMarco	Chief Executive Officer and President	44	2003
James R. Edwards	Senior Vice President, General Counsel and Secretary	56	2004
Deanna H. Lund	Senior Vice President and Chief Financial Officer	40	2004
D. Robin Mickle	President, Kratos Government Solutions, Inc.	52	2006

The term of office of each executive officer is until his or her respective successor is elected and has been qualified, or until his or her earlier death, resignation or removal. Historically, the Board has elected officers annually at its first meeting following the Annual Meeting of Stockholders.

Mr. DeMarco’s biographical information is included with those of the other members of our Board.

Mr. Edwards has been our Senior Vice President, General Counsel and Secretary since April 2004. Prior to joining the Company, Mr. Edwards most recently served as Senior Legal Counsel for Qualcomm Incorporated working with Qualcomm’s Global Development Group and Ventures Group. Prior to joining Qualcomm, Mr. Edwards served as Vice President, General Counsel and Secretary of Wireless Knowledge, Inc., a Qualcomm subsidiary; Vice President, General Counsel and Secretary of Vapotronics, Inc., a developer of medical device technologies; Vice President, General Counsel and Secretary of General Atomics, an energy and defense contractor focused on advanced technology Research and Development; and General Counsel and Secretary of Logicon, Inc., a defense contractor. Mr. Edwards has been a member of the board of directors of IWT Tesoro Corporation since 2002. Mr. Edwards is a graduate of the University of San Diego, School of Law, where he received his Juris Doctorate, and of Colorado State University, where he received his Bachelor of Science Degree in Psychology, Cum Laude.

Ms. Lund has been our Senior Vice President and Chief Financial Officer since April 2004. Prior to joining the Company, Ms. Lund most recently served as Vice President of The Titan Corporation from July 1998 and Titan’s Corporate Controller from December 1996. Ms. Lund was also Titan’s Corporate Manager of Operations Analysis from 1993 to 1996. Prior thereto, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received her bachelor’s degree in accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant.

Mr. Mickle became one of our executive officers concurrent with our acquisition of MRC on October 2, 2006 and has been President of our wholly-owned subsidiary Kratos Government Solutions, Inc. and our Government Network Services Segment since December 2005.  Mr. Mickle joined the Company in January 2005 as a vice president in our Government Network Services Segment.  Prior thereto, Mr. Mickle had been Vice President of the Fleet Systems Engineering Business Unit at Northrop Grumman Mission Systems since June 1996.  From January 1994 to June 1996, Mr. Mickle had been an Executive Manager of Naval Engineering Services, Western Operations.  Mr. Mickle is a retired Captain of the U.S. Naval Reserve and served in the U.S. Navy from 1977 to 1983.  Mr. Mickle is a graduate of the U.S. Naval Academy and received an MBA in Management Science from San Diego State University.

Certain Relationships and Related Transactions

In December 2005, our Board made the decision to exit our Mexican operations and certain of our other deployment businesses in South America. Prior to this decision, these operations had been reported in our Wireless Network Services Segment. We determined that these operations meet the criteria to be classified as held for sale. Accordingly, we have reflected these operations as discontinued in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Our South American deployment operations were substantially shut down as of the end of December 2005.

On February 17, 2006, we entered into a definitive agreement with Sakoki LLC to divest all of our operations in Mexico for total approximate cash consideration of $18 million, payable in installments, subject to adjustment, which approximates the net book value of the operations, including $13.2 million of liabilities associated with a loss contingency. The transaction was finalized on March 10, 2006. The transaction was structured as a sale of our subsidiaries in Mexico, and the purchase price consisted of $1.5 million in cash paid on February 17, 2006, plus a secured promissory note in the principal amount of $16.5 million which was payable in installments through December 31, 2006, subject to adjustment. The note is secured by pledges of assets and a personal guaranty.

In making this decision, our Board considered a number of business factors occurring in the region to arrive at the conclusion that the divesture was in the best interests of our stockholders. The benefits associated with this transaction would improve our free cash flow, improve overall liquidity, and allow us to focus more of our resources on our domestic operations, including investing in the growth of our government business.

The decision to divest the Mexican operations was prompted by the changing business climate in Mexico and a review of the strategic alternatives for our free cash flow. Unfavorable contractual terms that had been proposed by our largest customer in Mexico would further increase the extensive working capital required to operate a Mexican deployment company while pricing pressure threatens to adversely affect the future profitability of the Mexican operations. Further, the refinements of the cell site build plans by our largest customers had resulted in the cancellation of a number of sites that we were building in Mexico and certain South American locations. This resulted in a write-off of unrecoverable expenses of approximately $5.0 million in 2005, for which we had not been able to negotiate any termination settlements with our customers to offset these costs.

The purchaser, Sakoki LLC, a newly-formed entity is controlled by Massih Tayebi. Although Massih Tayebi has no current role with the Company, he was one of our co-founders, having served as our Chief Executive Officer from inception in 1994 through September 2000, and as one of our directors from inception through April 2002. In addition, at the time of the transaction, Massih Tayebi owned or controls approximately 11% of the total voting power of our capital stock. He is also the brother of Masood Tayebi, the former Chairman of our Board. Masood Tayebi had no personal financial interest in the transaction has never had any role with the entity that purchased the Mexico operations. The transaction was approved by the disinterested members of our Board after consideration of other expressions of interest and a valuation analysis by an independent firm.

Sakoki LLC paid the note in full to the Company in December 2006 and the Company released all secured assets to Massih Tayebi.

Based upon a review by disinterested members of management and our Board regarding the terms of comparable transactions available from or involving third parties, we believe that all transactions with related parties described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between the Company and related parties are subject to review by the Audit Committee and the independent members of the Board.

Procedures for Approval of Related Party Transactions

Under its charter the Audit Committee of our Board is charged with reviewing all potential related party transactions.  Our policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, then recommends such related party transactions to the entire Board for further review and approval.  All such related party transactions are then required to be reported under applicable SEC rules. Otherwise, the Company has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case-by-case basis.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Board has selected Grant Thornton LLP (“Grant Thornton”) as our independent auditors for the fiscal year ending December 31, 2007 and has further directed that management submit the selection of independent auditors for ratification by our stockholders at the Annual Meeting. Grant Thornton has audited our financial statements since July 2005. Representatives of Grant Thornton are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton as our independent auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Grant Thornton. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in ours and our stockholders best interests.

As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, during the fiscal year ended December 31, 2006 by Grant Thornton is compatible with maintaining the auditor’s independence. The following table sets forth the aggregate fees billed to us for the fiscal year ended December 31, 2006 by Grant Thornton:

	Fiscal 2005	Fiscal 2006
Audit Fees(1)	$2,642,755	$3,045,734
Audit-Related Fees(2)	$130,000	$—
Tax Fees(3)	$62,573	$—
All Other Fees(4)	$-0-	$—

(1)          Audit Fees consist of fees billed and expected to be billed for professional services rendered for the integrated audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton in connection with statutory and regulatory filings or engagements. Fiscal 2005 audit fees include the following paid to KPMG LLP: $20,700, related to their review of our 2005 first quarter financial statements; $196,000 paid in 2006 for the reissuance of their opinion on the 2004 and 2003 financial statements that were reclassified in 2005 to reflect the discontinued operations in Mexico.

(2)          Audit-Related Fees consist of fees billed and expected to be billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” This category includes fees related to due diligence services pertaining to potential business acquisitions/disposition; and consultation regarding accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standard or interpretation by the SEC, FASB or other regulatory or standard-setting bodies. General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002.

(3)          Tax Fees consist of fees billed and expected to be billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal state and local tax compliance, planning and advice; international tax compliance, planning and advice; review of federal, state, local and international income franchising and other tax returns.

(4)          All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

Changes in Certifying Accountant

Former Independent Registered Public Accounting Firm.   On June 6, 2005, our Audit Committee dismissed KPMG LLP (“ KPMG ”) as our independent registered public accounting firm. KPMG’s reports on our consolidated financial statements as of and for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2004 and 2003 and from January 1, 2005 through June 6, 2005, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years.

In addition, none of the “reportable events” described in Item 304(a)(l)(v) of Regulation S-K occurred with respect to the Company during the years ended December 31, 2004 and 2003 and from January 1, 2005 through June 6, 2005, except that:

(1)   As disclosed in Item 9A of our Form 10-K/A to our annual report on Form 10-K for the year ended December 31, 2003, in connection with the restatement of our financial statements for the fiscal years 2001, 2002 and 2003, KPMG identified material weaknesses in our internal controls and procedures, as they existed as of December 31, 2003. The material weaknesses reported by KPMG to our Audit Committee included the following: our control activities in place during the periods impacted by the restatement were insufficient to ensure (i) that various tax exposures were accrued for on a timely basis; (ii) the proper allocation of costs on a particular fixed price contract; (iii) the appropriate classification of changes in estimates of revenues and bad debt expense on various contracts; (iv) that we identified the accounting events associated with the continuation of employee stock options following termination of certain employees; (v) that we identified the risks associated with measuring progress toward completion on a particular turnkey contract; (vi) that the carrying value of a cost method investment was reevaluated in light of changed circumstances at the investee; (vii) that a goodwill impairment charge was identified and recorded in accordance with the adoption of the new accounting standard for goodwill; (viii) that certain earn-out consideration should have been recorded as compensation expense instead of goodwill; and (ix) that identifiable intangible assets purchased in a business combination should have been allocated amortizable value. As disclosed in that annual report and in subsequent periodic reports, we made changes in policies and procedures and, consequently, these matters were not identified as material weaknesses as of December 31, 2004.

(2)   As disclosed in Item 9A of our Form 10-K for the year ended December 31, 2004 as filed on March 31, 2005, and as amended in a Form 10-K/A filed on April 29, 2005, we identified a deficiency in our internal control over financial reporting which we considered to be a material weakness. The material weakness related to the ineffective operation of a monitoring control over period-ending closing journal entries, which failed to identify an error contained in one of our 2004 period-ending closing journal entries. The material weakness resulted in adjustments to reduce income taxes payable, accrued liabilities and income tax expense. As reflected in their Report of Independent

Registered Public Accounting Firm dated as of April 29, 2005, KPMG stated, in their opinion, that management’s assessment that we did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Furthermore, in KPMG’s opinion, because of the effect of the material weakness on the achievement of the objectives of the control criteria, we did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the COSO. As disclosed in subsequent periodic reports, we implemented revised control activities for proper review and analysis of period-end journal entries related to income taxes which we believe remedied the material weakness that existed at December 31, 2004.

We requested KPMG furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of KPMG’s letter, dated June 10, 2005, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed on June 10, 2005.

New Independent Registered Public Accounting Firm.   On June 6, 2005, our Audit Committee unanimously voted to engage Grant Thornton LLP as our independent registered public accounting firm to audit our financial statements and internal control over financial reporting for the year ending December 31, 2005.

During the years ended December 31, 2004 and 2003 and from January 1, 2005 through June 6, 2005, neither we nor anyone acting on our behalf consulted Grant Thornton LLP regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (2) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” described in Item 304(a)(1)(v) of Regulation S-K.

Vote Required and Board’s Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal, at a meeting at which a quorum is present. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Independent Auditors)

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. Grant Thornton is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles (GAAP) and for issuing a report on those statements and expressing an opinion on the conformity of these audited financial statements. Grant Thornton also reviews our interim financial statements in accordance with Statement on Auditing Standards No. 100 (interim financial information). The Audit Committee oversees our financial reporting process and internal control structure on behalf of the Board. The Audit Committee met 16 times during 2006, including meeting regularly with Grant Thornton and our internal auditors, both privately and with management present.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Grant Thornton the audited and interim financial statements, including Management’s Discussion and Analysis, included in the Company’s Reports on Form 10-K and Form 10-Q. These reviews included a discussion of:

•       our critical accounting policies;

•       the reasonableness of significant financial reporting judgments made in connection with the financial statements, including the quality (and not just the acceptability) of our accounting principles;

•       the clarity and completeness of financial disclosures;

•       the effectiveness of our internal control over financial reporting, including management’s and Grant Thornton’s reports thereon, the basis for the conclusions expressed in those reports and changes made to our internal control over financial reporting during 2006;

•       items that could be accounted for using alternative treatments within GAAP, the ramifications thereof and the treatment preferred by Grant Thornton;

•       the annual management letter issued by Grant Thornton, management’s response thereto and other material written communications between management and Grant Thornton;

•       unadjusted audit differences noted by Grant Thornton during its audit of our annual financial statements; and

•       the potential effects of regulatory and accounting initiatives on our financial statements.

In connection with its review of our annual consolidated financial statements, the Audit Committee also discussed with Grant Thornton other matters required to be discussed with the auditors under Statement on Auditing Standards No. 61, as modified or supplemented (communication with audit committees) and those addressed by Grant Thornton’s written disclosures and its letter provided under Independence Standards Board Standard No.1, as modified or supplemented (independence discussions with audit committees).

The Audit Committee is responsible for the engagement of the independent auditors and appointed Grant Thornton to serve in that capacity during 2005 and 2006. In that connection, the Committee:

•       reviewed Grant Thornton’s independence from the Company and management, including Grant Thornton’s written disclosures described above;

•       reviewed periodically the level of fees approved for payment to Grant Thornton and the pre-approved non-audit services it has provided to us to ensure their compatibility with Grant Thornton’s independence; and

•       reviewed Grant Thornton’s performance, qualifications and quality control procedures.

Among other matters, the Audit Committee also:

•       reviewed the scope of and overall plans for the annual audit and the internal audit program;

•       consulted with management and Grant Thornton with respect to our processes for risk assessment and risk management;

•       reviewed the adequacy of certain of our financial policies;

•       reviewed and approved our policy with regard to the hiring of former employees of the independent auditors;

•       reviewed and approved our policy for the pre-approval of audit and permitted non-audit services by the independent auditors,;

•       received reports pursuant to our policy for the submission and confidential treatment of communications from employees and others about accounting, internal controls and auditing matters;

•       reviewed with management the scope and effectiveness of our disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of our financial statements in connection with certifications made by the Chief Executive Officer and Chief Financial Officer; and

•       reviewed significant legal developments and our processes for monitoring compliance with law and Company policies.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

Respectfully submitted,
THE AUDIT COMMITTEE
Scott I. Anderson, Chairperson
Scot B. Jarvis
William A. Hoglund

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires our directors and the executive officers, and persons who own more than ten percent of a registered class of our equity securities (the “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Additionally, the Reporting Persons are required by SEC regulation to furnish the Company with copies of all such Section 16(a) forms they file.

To the best of our knowledge and based solely upon our review of the copies of such reports furnished to us for the year ended December 31, 2006, and the information provided to us by the Reporting Persons, we believe that the Reporting Persons complied with Section 16(a), except for Messrs. Alipanah and Mickle both of whom did not timely file reportable transactions on Forms 3 and 4 upon becoming subject to Section 16(a).  Mr. Mickle subsequently reported such transactions on Forms 3 and 4 in September 2007 and Mr. Alipanah is no longer subject to Section 16(a) due to the termination of his employment with the Company on June 1, 2007.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Kratos Defense & Security Solutions, Inc., c/o Corporate Secretary, 4810 Eastgate Mall, San Diego, California 92121 or call James R. Edwards at (858) 812-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contract their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Eric M. DeMarco
President and Chief Executive Officer

Kratos Defense & Security Solutions, Inc.
(formerly Wireless Facilities, Inc.)

ANNUAL MEETING OF STOCKHOLDERS
Wednesday, November 14, 2007
10:00 a.m.

Kratos Defense & Security Solutions, Inc.
4810 Eastgate Mall
San Diego, CA 92121

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
(formerly Wireless Facilities, Inc.)

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVMEBER 14, 2007

The undersigned hereby appoints Eric M. DeMarco and James R. Edwards, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Kratos Defense & Security Solutions, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the San Diego offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California on Wednesday, November 14, 2007 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted for the nominees listed in Proposal 1 and for Proposal 2 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on reverse side.)

(continued and to be signed on other side)

VOTE BY INTERNET – www.proxyvote.com
Wells Fargo Bank, N.A. Shareowner Services 161 Concord Exchange North South St. Paul, MN 55075

Use of the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Kratos Defense & Security Solutions, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kratos Defense & Security Solutions, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Intranet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote by Phone or Intranet, Please do not mail your Proxy Card

TO VOTE, MARK THE BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KRATD1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
(formerly Wireless Facilities, Inc.)
Management recommends a vote for the nominees for director listed below.

Vote on Directors
1:	To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.	For All ☐	Withhold All ☐	For All Except ☐		Instructions: To withhold authority to vote for any indicated nominee, mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees for Directors:	01-Scott I. Anderson
02-Bandel L. Carano
03-Eric M. DeMarco
04-William A. Hoglund
05-Scot B. Jarvis

Management recommends a vote for Proposal 2. Vote on Proposal

2.				To ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for its fiscal year ending	For	Against	Abstain
December 31, 2007.					☐	☐	☐

Please sign exactly as your name appears hereon.  If the stock is registered in the names of two or more persons, each should sign.  Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles.  If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by authorized person.

For address changes, please check this box and write them on the back where indicated.			☐

Please indicated if you plan on attending this meeting			Yes	No
			☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date